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Exhibit 99.1



Micro Therapeutics Adopts Stockholder Rights Plan

IRVINE, Calif.--(BUSINESS WIRE)--May 27, 1999--Micro Therapeutics, Inc. (Nasdaq:MTIX - news) today announced its board of directors has authorized the adoption of a Stockholder Rights Plan designed to enhance the ability of all of the company's stockholders to realize the long-term value of its investment.

George Wallace, president and chief executive officer of MTI, said, "The purpose of the Plan is to protect the interests of our stockholders by encouraging potential buyers to negotiate directly with the board and by providing the board with the leverage to maximize stockholder value." Wallace also said the adoption of the Stockholder Rights Plan is not in response to any known effort to acquire control of the company.

Subject to finalization, the Stockholder Rights Plan will provide each stockholder of record one Right for each ordinary common share of the company. Initially, the Rights will be represented by the company's ordinary common share certificates, will not be traded separately from ordinary common shares and will not be exercisable.

The Rights will become exercisable only if a person acquires or announces a tender offer that would result in ownership of 20% or more of the company's ordinary common shares, at which time each Right would enable the holder to buy shares of the company's common stock at a discount to the then market price. The company may redeem the Rights for $0.01 per Right, subject to adjustment, at any time before the acquisition by a person or group of 20% or more of the company's shares. The Rights will have a ten-year term.

Micro Therapeutics, founded in 1993 and based in Irvine, California, develops, manufactures and markets minimally invasive medical devices for the diagnosis and treatment of vascular disease.

Certain statements in this release are forward looking and may involve risk and uncertainties, including, but not limited to, current product development, demand and market acceptance risks, the impact of competitive products and pricing, regulatory approval and future product development. More information on factors which could affect Micro Therapeutic, Inc.'s financial results is included in the company's prospectus dated February 18, 1997, as well as in its Forms 10-QSB and 10-KSB, filed with the Securities and Exchange Commission.

Contact:
Micro Therapeutics, Inc., Irvine
Harold A. Hurwitz, 949/837-3700
 or
Pondel/Wilkinson Group, Los Angeles
Robert M. Whetstone, 310/207-9300